SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549


                                       FORM 8-K


                                    CURRENT REPORT


                        Pursuant to Section 13 or 15(d) of the
                           Securities Exchange Act of 1934



          Date of Report (Date of earliest event reported): October 14,
          1994



                             CENTRAL MAINE POWER COMPANY
                (Exact name of registrant as specified in its charter)




            Maine                     1-5139                  01-0042740
          (State of Incorporation)  (Commission              (IRS Employer
                                     File Number)    Identification Number)




                        83 Edison Drive, Augusta, Maine 04336
                 (Address of principal executive offices) (zip code)



          Registrant's telephone number, including area code:(207) 623-3521





          Item 1 through Item 4.  Not applicable.

          Item 5.  Other Events.


               (a) Alternative rate plan stipulation and planned restructuring charges. As previously reported, in its
          December 14, 1993, base-rate order, the Maine Public Utilities Commission (the "MPUC") ordered that a follow-up proceeding to the Company's base-rate proceeding be held to implement my mid-1994 a rate-stability plan (sometimes hereinafter referred to as an "alternative rate plan" or "ARP") along the lines discussed in the order. The MPUC encouraged the Company and the parties electing to participate in the proceeding to work together to develop a five-year plan containing price-cap, profit-sharing, and pricing-flexibility components. The MPUC concluded that such a plan would be likely to provide a number of benefits that would outweigh the potential costs. The Company engaged in discussions with the MPUC staff and other interested parties over several months in an effort to reach a consensus on such a plan.

               On June 15, 1994, having been unsuccessful in reaching agreement on some of the substantive issues, the Company filed a proposed rate stability plan with the MPUC in a new proceeding, on a schedule calling for a decision on such a plan in late November of 1994. The plan filed by the Company contained an index-based price-setting mechanism, a sharing of excess profits and losses, a pricing flexibility provision, and an annual review procedure, among other provisions, and contemplated an initial term of five years.

               After hearings and discussions among the parties, on October 14, 1994, the Company filed with the MPUC for its approval a stipulation signed by most of the parties participating in the ARP proceeding, including, among others, the MPUC Staff and the Public Advocate. The stipulation recites that its principal purpose is to offer the MPUC "a single comprehensive Alternative Rate Plan consistent with the objectives and guidance set forth by the [MPUC in its December 14, 1993, base-rate order]." The stipulation also recites that the parties are supporting the five-year ARP for reasons that include ". . . potential benefits such as a higher degree of price stability and predictability, reduced regulatory costs, stronger incentives for cost minimization, the shift of risks away from ratepayers, continuation of comprehensive rate regulation and a form of regulation that will allow CMP needed flexibility to compete in a changing electric utility business environment."

               The proposed ARP, which is stated in the stipulation to be effective December 1, 1994, contains a price cap mechanism that provides for the Company's retail rates to increase annually on July 1, commencing July 1, 1995, by a percentage combining (1) a price index, (2) a productivity offset, (3) a sharing mechanism,





          and (4) flow-through items and mandated costs. The price cap would apply to all of the Company's retail rates, including the Company fuel-and-purchased power, which previously had been treated separately. Under the ARP no separate fuel clause price adjustments would occur.

               A specified standard inflation index would be used for measuring inflation and establishing the basis for each annual price change. The inflation index would be reduced by the sum of two productivity factors, a general productivity offset of 1.0% and a second formula-based offset starting in 1996 intended to reflect the limited effect of inflation on the Company's purchased-power costs during the proposed five-year initial term of the ARP.

               The sharing mechanism would adjust the subsequent year's July price change in the event the Company's earnings were outside a range of 350 basis points above or below the Company's allowed return on equity, starting at the current 10.55% allowed return and indexed annually for changes in capital costs.
          Outside that range, profits and losses would be shared equally by the Company and ratepayers. This feature would commence with the price change of July 1, 1996, and reflect 1995 results.

               The proposed ARP also provides for partial flow-through to ratepayers of cost savings from non-utility generator contract buyouts and restructurings, recovery of demand-side management costs, penalties for failure to attain customer-service and energy-efficiency targets, and specific recovery of half the costs of the transition to Financial Accounting Standards Board Standard No. 106 accounting treatment of post-retirement benefits other than pensions. The proposed plan also generally defines mandated costs that would be recoverable by the Company notwithstanding the index-based price cap. To receive such treatment a mandated cost must exceed $3 million and must be one that has a disproportionate effect on the Company or the electric power industry. According to the stipulation, such costs might include those arising from special tax, regulatory, and accounting changes, and natural disasters.

               As part of the stipulation and in order to better position itself to achieve timely restoration of competitive financial results the Company agreed that it would take the following before-tax "restructuring charges" against 1994 earnings:

               (1) the unrecovered balance of its deferred fuel and purchased-power costs as of December 31, 1994, which the Company estimates will be approximately $57 million;
               (2) the unrecovered balance of deferred demand-side management costs for 1993 and 1994, which the Company estimates will be approximately $17 million;
               (3)   the unrecovered balance of deferred Electric Revenue
                     Adjustment Mechanism (ERAM) revenues as of





                     December 31, 1994, which the Company estimates will be approximately $24 million; and
               (4) the unrecovered balance of deferred costs related to the possible extension of the operating life of one of the Company's generating stations, as of December 31, 1994, which the Company estimates will be approximately $2.5 million.

               On an after-tax basis, these would total approximately $60 million.

               The proposed ARP would provide the Company the benefits of needed pricing flexibility through the ability to adjust rates below the price-cap limit in three service categories: (1) existing customer classes, (2) new customer classes for optional targeted services, and (3) special-rate contracts. The Company believes that the added flexibility will position it more favorably to meet the competition from other energy sources that has eroded segments of its customer base. Some price adjustments could be implemented upon 30 days' notice by the Company, while certain others would be subject to expedited review by the MPUC.

               The stipulation also contains provisions to protect the Company and ratepayers against unforeseen adverse results from the operation of the ARP. These include review by the MPUC if the Company's actual return on equity falls outside the designated return-on-equity range two years in a row, a mid-period review of the ARP by the MPUC in 1997 (including possible modification or termination), and a "final" review by the MPUC in 1999 to determine whether or with what changes the ARP should continue in effect after 1999.

               Finally, the stipulation states that the parties consider it to represent an integrated solution to the issues in the ARP proceeding resulting from a balancing of competing interests and objectives and that it will be null and void and not binding on the parties if the MPUC does not accept it without modification. In a statement issued contemporaneously with the filing the Company said the "negotiated ARP required compromises from all parties but preserved a vital balance..." and that it "offered [the Company] the opportunity to act more quickly and competitively in those sectors of our business that are opening to competition, while continuing MPUC oversight of the conduct of our traditional responsibilities." The Company cannot predict whether the MPUC will approve the stipulation or whether or in what form an alternative rate plan for the Company will result from the MPUC proceeding.

               Item 6 through Item 8.  Not applicable.





                                      SIGNATURE

               Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        CENTRAL MAINE POWER COMPANY


                                        By:
                                                   David E. Marsh
                                        Vice President, Corporate Services,
                                            and Chief Financial Officer

          Dated: October 14, 1994